Exhibit 8.1

Name of subsidiary	Registered in	Core business	Date control acquired/date of incorporation(*)	Interest in voting stock held by the Group at December 31, 2015
Southern Kuzbass Coal Company (SKCC)	Russia	Coal mining	Jan 21, 1999	96.6%
Chelyabinsk Metallurgical Plant (CMP)	Russia	Steel products	Dec 27, 2001	94.2%
Vyartsilya Metal Products Plant (VMPP)	Russia	Steel products	May 24, 2002	93.3%
Beloretsk Metallurgical Plant (BMP)	Russia	Steel products	June 14, 2002	91.5%
Ural Stampings Plant (USP)	Russia	Steel products	April 24, 2003	93.8%
Korshunov Mining Plant (KMP)	Russia	Iron ore mining	Oct 16, 2003	90.0%
Mechel Nemunas (MN)	Lithuania	Steel products	Oct 15, 2003	100.0%
Mechel Energo	Russia	Power generation and sale	Feb 3, 2004	100.0%
Port Posiet	Russia	Transshipment	Feb 11, 2004	97.5%
Izhstal	Russia	Steel products	May 14, 2004	90.0%
Port Kambarka	Russia	Transshipment	April 27, 2005	90.4%
Mechel Service	Russia	Trading	May 5, 2005	100.0%
Mechel Trading AG	Switzerland	Trading	Dec 20, 2005	100.0%
Mechel Coke	Russia	Coke production	June 8, 2006	100.0%
Moscow Coke and Gas Plant (Moskoks)	Russia	Coke production	Oct 4, 2006	99.5%
Southern Kuzbass Power Plant (SKPP)	Russia	Power generation	April 19, 2007	98.3%
Kuzbass Power Sales Company (KPSC)	Russia	Power distribution	June 30, 2007	72.1%
Bratsk Ferroalloy Plant (BFP)	Russia	Ferrosilicon production	Aug 6, 2007	100.0%
Yakutugol	Russia	Coal mining	Oct 19, 2007	100.0%
Port Temryuk	Russia	Transshipment	March 13, 2008	100.0%
Mechel Carbon AG	Switzerland	Trading	April 2, 2008	100.0%
HBL Holding GmbH (HBL)	Germany	Trading	Sept 26, 2008	100.0%
Mechel Service Stahlhandel Austria GmbH (including its subsidiaries)	Austria	Trading	Sept 25, 2012	100.0%
Elgaugol	Russia	Coal mining	Aug 14, 2013	99.9%

(*)	Date, when a control interest was acquired or a new company established.